COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN DREYFUS VARIABLE INVESTMENT FUND, DISCIPLINED STOCK
PORTFOLIO AND THE STANDARD & POOR'S 500 COMPOSITE
STOCK PRICE INDEX

EXHIBIT A:

                                      DREYFUS VARIABLE
               STANDARD & POOR'S 500  INVESTMENT FUND,
 PERIOD           COMPOSITE STOCK        DISCIPLINED
                   PRICE INDEX *       STOCK PORTFOLIO

 5/1/96                10,000                   10,000
12/31/96               11,499                   11,886
12/31/97               15,334                   15,632
12/31/98               19,719                   19,809



* Source: Lipper Analytical Services, Inc.